UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________

FORM 8-K
_______________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 2, 2006

MARGO CARIBE, INC.
(Exact Name of Registrant as Specified in Charter)

Puerto Rico	000-15336	66-0550881
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Road 690, Kilometer 5.8 Vega Alta, Puerto Rico
(Address of Principal Executive Offices, Including Zip Code)
(787) 883-2570
(Registrant’s Telephone Number, Including Area Code)

Not Applicable (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 3, 2006, Margo Caribe, Inc. (the “Company”) received a notification from The Nasdaq Stock Market (“Nasdaq”) that a Nasdaq Listing Qualifications Panel (the “Panel”) had determined to delist the Company’s common stock, which resulted in the suspension of trading the common stock, effective October 5, 2006. The Panel’s decision to delist the Company’s common stock was based on the Company’s inability to regain compliance with Nasdaq Marketplace Rule 4310(c)(14) as a result of the Company’s failure to timely file its Quarterly Report on Form 10-QSB for the period ended March 31, 2006.

Under Nasdaq rules, the Company may request that the Nasdaq Listing and Hearing Review Council (the “Council”) review the Panel’s decision to delist the Company’s common stock from Nasdaq within 15 days of the Panel’s determination. However, such request will not stay the Panel’s decision. The Company intends to seek the Council’s review.

On October 4, 2006, the Company issued a press release summarizing the matters discussed above. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 2, 2006, Juan B. Medina informed the Company of his intention to resign from his position as President and Chief Operating Officer of the Company, effective October, 27, 2006, in order to pursue other professional opportunities.  Following Mr. Medina’s resignation, Michael J. Spector, the Company’s Chief Executive Officer, will assume the duties of President and Chief Operating Officer of the Company.

On October 10, 2006, José R. Ortiz will join the Company as the new Vice President of Marketing. Since 1999, Mr. Ortiz has served as Managing Partner of R&R Marketing Group, a local consulting firm specializing in accounting, marketing, administration and financing. Mr. Ortiz holds a bachelor’s degree in Management from the Inter American University of Puerto Rico and post-graduate degrees from the Inter American University of Puerto Rico and Ohio State University.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release dated October 4, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARGO CARIBE, INC.

Date: October 6, 2006	By:	/s/ Jose R. Vázquez
	Name:	Jose R. Vázquez
	Title:	Chief Financial Officer